Exhibit 99.1

Lafarge S. A. Tender Offer Presentation to LNA Employees February 10, 2006

As you know, on Monday of this week, the Group announced that they intend to offer to buy out the stock currently held by our minority shareholders.

Process The Group has said it expects to make the offer within the next week or so; under applicable law, the offer must be open for at least 20 business days and can be extended. On Wednesday, the LNA Board of Directors appointed a Special Committee of directors who are unaffiliated with Lafarge S.A. to review the proposed tender offer. The Special Committee is expected to meet to review and consider this proposal and to make a recommendation to shareholders in due course.

Process (II) While the tender offer process is underway, we will not be able to communicate much about what is going on. Information will be restricted to those working directly on the matter. We will be able to provide information as we are allowed under the law, but realistically, you aren't going to know a lot more than what I've just said for awhile. All of us are constrained in our ability to discuss the tender offer with the Group until after the tender offer process is completed. We are working on a question and answer document to address as many of your questions as we can at this time.

What Would It Mean? If the transaction is successful, it means that the Group would own 100% of the stock instead of the 53% they presently own. Our core values and priorities would not change. We have a great business that would continue to run as usual. Our financial and corporate governance structure may change, but the fundamentals of how we do our business would not. We would continue to operate in the safest possible manner, produce the same high quality products and give the same level of quality service to our customers.

What Would It Mean? (II) LNA has evolved and changed a lot over its history. But we have been part of the Group since the beginning. This is not a transaction in which a competitor is seeking to buy us out. For instance, in our Cement, Gypsum, and AC&A operations, I wouldn't envision any change linked to this matter. I can tell you from long experience, that staying focused is not only the right thing to do for LNA and its shareholders, it's the best way for us all to get through this.

Note to Stockholders The tender offer proposed by Lafarge S.A. referred to in this release has not commenced. In response to the proposed tender offer by Lafarge S.A., if and when commenced, Lafarge North America Inc. will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. Lafarge North America stockholders are advised to read Lafarge North America's Solicitation/Recommendation Statement on Schedule 14D-9 if and when it becomes available because it will contain important information. Stockholders may obtain a free copy of the Solicitation/Recommendation Statement on Schedule 14D-9 (if and when it becomes available), as well as any other documents filed by Lafarge North America in connection with the tender offer by Lafarge S.A., if and when it is commenced, free of charge at the SEC's website at www.sec.gov, or from Lafarge North America at www.lafargenorthamerica.com. Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should," and "continue" or similar words. These forward-looking statements may also use different phrases. Such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions ("Factors"), which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward- looking statements include, but are not limited to: the cyclical nature of the Company's business; national and regional economic conditions in the U.S. and Canada; Canadian currency fluctuations; seasonality of the Company's operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. and Canada. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.